Exhibit 99.2

Transactions in the Shares of Common Stock of the Issuer by the Reporting Persons

Item 5(c) of Amendment No. 1 to the Schedule 13D is incorporated herein by reference. Together with Item 5(c) of Amendment No. 1 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Reporting Persons. Except as noted below, all such transactions were effected by the Reporting Persons in the open market through brokers and the price per share excludes commissions. Where a price range is provided in the column titled “Price Range ($)”, the price reported in the column titled “Unit Cost/Proceeds ($)” is a weighted average price. The Reporting Persons will undertake to provide to the staff of the SEC, upon request, full information regarding the Shares sold or purchased at each separate price.

Reporting Person	Trade Date	Type of Security	Quantity Purchased (Sold)	Unit Cost/Proceeds ($)	Strike Price ($)	Expiration Date
Woodmont Investing LLC	02/17/2026	Common Stock	(869)	4.38	N/A	N/A
Woodmont Investing LLC	02/20/2026	Long Call Option	(20,000)	1.15	$5.00	1/15/2027
Woodmont Investing LLC	02/20/2026	Short Call Option	20,000.65		$10.00	1/15/2027
Tice P. Brown	02/22/2026	Common Stock	(14,106)	4.114007	N/A	N/A